SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

DIRECT GENERAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

DIRECT GENERAL CORPORATION
NASHVILLE, TENNESSEE

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2004

TO THE SHAREHOLDERS OF DIRECT GENERAL CORPORATION:

     Notice is hereby given that the 2004 Annual Meeting of Shareholders (the “Meeting”) of Direct General Corporation (the “Company”) will be held at the offices of the Company at 1281 Murfreesboro Road, Nashville, Tennessee 37217, at 11:00 a.m., on Wednesday, May 12, 2004 for the purpose of considering and acting upon the following:

1)	The election of one (1) director to hold office until the 2007 Annual Meeting of Shareholders or until his successor shall be elected and shall qualify; and

2)	The transaction of such other business as may properly and lawfully come before the Meeting or any adjournment thereof.

     All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

     The close of business on March 29, 2004 is the record date for purposes of determining shareholders who are entitled to notice of and to vote at the Meeting.

     All shareholders are cordially invited to attend the Meeting in person. If you cannot attend the Meeting, please take the time to promptly sign, date and mail the enclosed proxy in the envelope we have provided. Any shareholder entitled to vote at the Meeting who executes and delivers a proxy may revoke the proxy prior to its use by (i) giving written notice of such revocation to our Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217; or (ii) executing and delivering to our Secretary a proxy bearing a later date; or (iii) appearing at the Meeting and voting in person. The board of directors recommends that you vote in favor of the nominee for director.

By Order of the Board of Directors,

Ronald F. Wilson
Secretary

April 9, 2004

2004 PROXY STATEMENT

Copies of this Proxy Statement and our 2003 Annual Report on Form 10-K are available to shareholders at no cost upon written request to:

Office of the Secretary
Direct General Corporation
1281 Murfreesboro Road
Nashville, Tennessee 37217

Copies of these documents are also available through our website at www.direct-general.com.

DIRECT GENERAL CORPORATION
1281 Murfreesboro Road
Nashville, Tennessee 37217

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2004

GENERAL

     This proxy statement is furnished to the holders of common stock, no par value per share, of Direct General Corporation (the “Company”, “we”, “our” and “us”) in connection with the solicitation of proxies by our board of directors to be used for voting at the Annual Meeting of Shareholders (the “Meeting”) to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. We anticipate that this proxy statement will be mailed to shareholders commencing on or about April 9, 2004.

     When the enclosed proxy card is properly executed and returned, the shares that it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented by the proxy will be voted in favor of the nominee for director. Management does not know of any other matters that may come before the Meeting for consideration by the shareholders. However, a signed proxy card will grant authority to the proxy holders to vote the shares represented thereby, in their discretion, on any matter that properly comes before the Meeting.

     Any shareholder entitled to vote at the Meeting who executes and delivers a proxy may revoke it prior to its use by (i) giving written notice of such revocation to our Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217; or (ii) executing and delivering to our Secretary a proxy bearing a later date; or (iii) appearing at the Meeting and voting in person.

Annual Report

     Our Annual Report for the year ended December 31, 2003 on Form 10-K as filed with the Securities and Exchange Commission, is enclosed with this proxy statement. Shareholders may obtain additional copies of our Annual Report or this proxy statement without charge upon written request addressed to our Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217. If the requesting person is not a shareholder of record (e.g., the shares are held in the name of a broker or other nominee), the request must include a representation that he or she was a beneficial owner of our common stock entitled to vote as of the Record Date. We will provide the documents listed as exhibits to our Annual Report on Form 10-K at cost; however, these documents are available electronically via EDGAR at www.sec.gov.

Expenses of Solicitation

     The cost of soliciting proxies will be paid by the Company. Our officers, directors, employees and agents may solicit proxies by telephone, facsimile, other electronic means or personal interview, without additional compensation.

Voting

     Only holders of record of issued and outstanding shares of our common stock, as of March 29, 2004 (the “Record Date”), will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 21,657,655 shares of common stock outstanding. Each share outstanding is entitled to one vote on each matter considered at the Meeting. Beneficial owners of our common stock may receive information related to voting from their broker or other nominee holding shares for the beneficial owners.

     In accordance with applicable law, abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked the applicable box on the proxy card. Because directors are elected by a plurality of the votes cast, abstentions and “broker non-votes” do not affect the vote.

     If a quorum is present at the Meeting, either in person or by proxy, the nominee who receives the greatest number of votes cast for his/her election as director to hold office until the 2007 Annual Meeting of Shareholders at the Meeting will become a director of the Company at the conclusion of the tabulation of the votes.

SECURITY OWNERSHIP OF THE COMPANY

     The following table sets forth, as of March 29, 2004, information regarding the beneficial ownership of our common stock by our directors, nominee for election, each Named Executive Officer named in the Summary Compensation Table that appears under “Executive Compensation — Summary Compensation Table,” all directors and executive officers as a group and each person known to us to own 5% or more of our common stock.

	Amount and Nature
Name of Beneficial Owner (and address, with	of Beneficial	Percent of Shares
respect to 5% or greater beneficial owners)	Ownership	of Common Stock(1)
Jacqueline C. Adair(2)	531,240	2.45
Tammy R. Adair(3)	5,200,729	24.01
William C. Adair, Jr.(4)	531,240	2.45
Barry D. Elkins(5)	180,000	*
William J. Harter(6)	97,000	*
Fred H. Medling	1,000	*
Raymond L. Osterhout(7)	244,736	1.13
Stephen L. Rohde	1,428	*
Directors and executive officers as a group(8)	6,319,733	28.87
William C. Adair, Jr. Trust	4,643,149	21.44
2813 Business Park Drive Airport Business Park, Bldg I Memphis, TN 3813

*	Less than one percent.

(1)	The numbers shown include the shares which are not currently outstanding, but which certain shareholders are entitled to acquire or will be entitled to acquire within 60 days.

(2)	Includes 120 shares held by William C. Adair, Jr., Ms. Jacqueline Adair’s spouse, and 200 shares held by Lacey L. Adair, Ms. Adair’s step-daughter. Ms. Adair disclaims any beneficial interest in the shares held by her spouse and step-daughter.

(3)	Includes 4,643,149 shares held by the William C. Adair, Jr. Trust, of which Ms. Tammy Adair is the sole trustee and has sole voting and investment control.

(4)	Includes 530,920 shares held by Jacqueline C. Adair, Mr. Adair’s spouse and 200 shares held by Lacey L. Adair, Mr. Adair’s daughter. Mr. Adair disclaims any beneficial interest in the shares held by his spouse and daughter.

(5)	Includes 180,000 shares underlying options.

(6)	Includes 56,000 shares underlying options.

(7)	Includes 53,500 shares held by Wanda S. Osterhout, Mr. Osterhout’s spouse.

(8)	Includes 236,000 shares underlying options.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information concerning our directors and executive officers as of March 29, 2004:

			Director
Name	Age	Title	Since
William C. Adair, Jr	62	Chairman of the Board, Chief Executive Officer and President	1991	(1)
Jacqueline C. Adair	45	Director, Executive Vice President and Chief Operating Officer	1991	(1)
Fred H. Medling	79	Director	2003
Raymond L. Osterhout	72	Director	2003
Stephen L. Rohde	52	Director	1996
Tammy R. Adair	40	Executive Vice President	–
Barry D. Elkins	43	Senior Vice President and Chief Financial Officer	–
William J. Harter	47	Senior Vice President – Corporate Development, Banking and Finance	–
Brian G. Moore	51	President of Direct General Financial Services, Inc.	–
Ronald F. Wilson	58	General Counsel and Secretary	–

(1)	Each present director of the Company with an election date prior to 1993 (when the Company became the parent of Direct Insurance Company (“DIC”), was formerly a director of DIC and the information set forth as to periods prior to 1993 reflects positions with DIC and the year such Director was first elected to the DIC board of directors.

DIRECTORS

     Our board of directors consists of five members. Our directors are divided into three classes and serve for staggered three-year terms.

     Class I: Director Nominee for Election to Hold Office until the 2007 Annual Meeting of Shareholders

     William C. Adair, Jr. founded Direct Insurance Company, our predecessor company, in 1991 and has served as Chairman of the Board since our inception. Mr. Adair became our Chief Executive Officer in April 1998, after having served in that position with us from September 1994 until April 1996, and became President in March 2001. Mr. Adair has worked in insurance and related industries for over 25 years. Mr. Adair is the husband of Jacqueline C. Adair and the father of Tammy R. Adair.

     Class II: Directors Continuing in Office until the 2005 Annual Meeting of Shareholders

     Jacqueline C. Adair has been our Executive Vice President and Chief Operating Officer since September 2002. She also served as our President from September 1993 to April 1996 and Secretary from April 1996 to September 2002. Ms. Jacqueline Adair has also served as one of our directors since April 1991. Ms. Jacqueline Adair has worked in the automobile insurance and related industries for over 20 years. Ms. Jacqueline Adair is the wife of William C. Adair, Jr. and the step-mother of Tammy R. Adair.

     Fred H. Medling became a director on May 20, 2003. Mr. Medling retired in 1995 after serving as Vice President of Management of The People’s Bank in Collierville, Tennessee for 18 years. In this position, he was responsible for the management, operational and certain regulatory aspects of this banking and finance institution.

     Class III: Directors Continuing in Office until the 2006 Annual Meeting of Shareholders

     Raymond L. Osterhout became a director on May 20, 2003. Mr. Osterhout is currently retired after serving, from 1988 to 2002, as Group Vice President of Underwriting/Marketing and consultant for Swiss Reinsurance Corporation. He was responsible for underwriting and marketing activities throughout the United States. Mr. Osterhout has over 45 years of experience in the underwriting and reinsurance businesses.

     Stephen L. Rohde has served as one of our directors since November 1996. Mr. Rohde has operated a financial consulting firm which provides services to small and mid-sized companies in the insurance industry since January 2004. From 1983 until December 2003, Mr. Rohde was employed by the Mutual Service Insurance Companies, a property-casualty and life insurance group, serving as its Vice President, Chief Financial Officer & Treasurer since 1991. Mr. Rohde has over 30 years experience in the financial operations of the insurance industry, including accounting, investments, auditing and financial reporting, reinsurance and treasury management.

NON-DIRECTOR EXECUTIVE OFFICERS

     Tammy R. Adair has been our Executive Vice President since September 2002. Prior to joining us as an officer, she spent eleven years as a founding partner in the law firm of Adair & Schuerman, P.C. and later formed Adair, Schuerman & White, an association of defense attorneys, which provided various legal services to us. Ms. Adair maintains her license to practice law in the states of Mississippi and Tennessee. In addition to her legal expertise, she has extensive experience in claims and other operational and regulatory aspects of insurance, agency and premium finance companies. Ms. Tammy Adair is the daughter of William C. Adair, Jr. and the step-daughter of Jacqueline C. Adair.

     Barry D. Elkins has been our Chief Financial Officer since September 1993 and a Senior Vice President since February 2001. Mr. Elkins was a director from September 1993 to April 1996 and from February 2001 to February 2003. He also has served as our Secretary/Treasurer from September 1993 to April 1996, and Vice President from October 1996 to February 2001. Prior to joining us Mr. Elkins practiced as a certified public accountant for 10 years.

     William J. Harter has been our Senior Vice President – Corporate Development, Banking and Finance since February 2003 and served as our Senior Vice-President – Products and Development from November 1999 to February 2003. Prior to joining us Mr. Harter was a corporate banker for 11 years.

     Brian G. Moore has been President of Direct General Financial Services, Inc., one of our subsidiaries, since March 2001. Prior to serving in this position, he served as our Treasurer from October 1996 to February 2001, as well as manager of our premium finance operations from November 1997 to March 2001. Mr. Moore has worked in the financial services industry for more than 25 years, including practicing as a certified public accountant.

     Ronald F. Wilson has been our General Counsel since March 1998 and Secretary since September 2002. From October 1996 to March 1998, he served as our Assistant General Counsel, and from March 1998 to September 2002 he served as our Assistant Secretary. Mr. Wilson has been a corporate attorney for more than 20 years, serving primarily in-house in the areas of securities law, finance, corporate governance and insurance regulatory matters.

Board of Directors

     The board of directors has documented its corporate governance practices in the Corporate Governance Guidelines, a copy of which can be found on the Corporate Governance section of our website at www.direct-general.com. Our board of directors has determined that Fred H. Medling, Raymond L. Osterhout and Stephen L. Rohde are independent, as defined under the Nasdaq Marketplace Rules. Our board of directors met five (5) times in 2003. In 2003, each incumbent director attended at least 75% of the meetings of the board and of the committee(s) of which he or she was a member held during the period for which he or she served. The independent directors did not meet in executive session during 2003.

Committees of the Board of Directors

     Our board of directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of these committees is described below.

     Audit Committee. The Audit Committee is currently composed of Stephen L. Rohde (Chairman), Fred H. Medling and Raymond L. Osterhout, each of whom we have determined to be independent, as defined under the Nasdaq Marketplace Rules. The Audit Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is included as Appendix A and can be found on the Corporate Governance section of our website at www.direct-general.com. The Audit Committee is responsible for the oversight of our accounting, reporting and financial control practices. The Audit Committee reviews the qualifications of the independent auditors; selects and engages the independent auditors; informs our board of directors as to their selection and engagement; reviews the plan, fees and results of their audit; reviews our internal controls; and considers and approves any non-audit services proposed to be performed by the auditors. Our board of directors has determined that our Audit Committee shall have a financial expert. We believe Mr. Rohde meets the requirements for a financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and is independent, as defined under the Nasdaq Marketplace Rules. The Audit Committee met two (2) times during 2003. The report of the Audit Committee is included in this proxy statement (see “Report of the Audit Committee”).

     Compensation Committee. The Compensation Committee is currently composed of Raymond L. Osterhout (Chairman) and Fred H. Medling, each of whom we have determined to be independent, as defined under the Nasdaq Marketplace Rules. Messrs. Osterhout and Medling are not officers or employees of the Company. For a discussion of certain Compensation Committee interlocks, please see “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee oversees our compensation and benefit policies and programs for our senior officers and managers, including administration of our annual bonus awards and equity incentive plans and the evaluation of our board and senior management. The Compensation Committee met one (1)

time during 2003. The report of the Compensation Committee on executive compensation is included in this proxy statement (see “Report of the Compensation Committee on Executive Compensation”).

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently composed of Raymond L. Osterhout (Chairman), Fred H. Medling and Stephen L. Rohde, each of whom we have determined to be independent, as defined under the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the board of directors, a copy of which can be found on the Corporate Governance section of our website at www.direct-general.com. The Nominating and Corporate Governance Committee oversees and assists our board of directors in developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of shareholders. The Nominating and Corporate Governance Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors and officers. Additionally, the Nominating and Corporate Governance Committee will consider persons recommended by our shareholders in selecting nominees for election. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates persons recommended by directors, officers or employees and persons recommended by shareholders in selecting nominees. To be considered, recommendations from shareholders must be received by us in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders. Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered. The Nominating and Corporate Governance Committee believes directors must be persons of good character and integrity and must also have been nominated by persons of good character and integrity. The Nominating and Corporate Governance Committee also believes potential directors should be knowledgeable about the business activities and market areas in which in which we operate or in which we have foreseeable plans to operate. Upon the expiration of a directors’ term, the current director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Nominating and Corporate Governance Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the board of directors and the Company. The Nominating and Corporate Governance Committee met one (1) time during 2003.

Shareholder Communications

     We do not have a formal process for shareholders to send communications to the board of directors. In view of the infrequency of shareholders communications to the board of directors, we do not believe that a formal process is necessary. We encourage, but do not require, directors to attend the annual meeting of shareholders.

Certain Relationships and Related Transactions

     In October 2001, Direct General Insurance Agency, Inc., one of our subsidiaries, purchased certain real property in which William C. Adair, Jr. and Jacqueline C. Adair jointly owned an interest for approximately $0.1 million. Prior to the purchase, our subsidiary company leased this property and paid aggregate rentals of $29,400.

     In 2002 and 2001, several of our subsidiaries paid an aggregate of approximately $1.4 million and $1.5 million, respectively, for various legal services, to an association of lawyers in which Tammy R. Adair held an ownership interest. In addition, during these years, this association of lawyers collected $4.1 million and $3.8 million for us, of which sums it retained $1.4 million and $1.3 million. Also, Direct Administration, Inc., one of our subsidiaries, leased property to this association of lawyers over the same period for an aggregate of $15,500 and $16,250 in 2002 and 2001, respectively. Ms. Tammy Adair has not been a member of this association since August 2002, and she no longer has an ownership interest in the firm. In exchange for her former ownership interest, her former law firm issued her a promissory note in the principal amount of approximately $0.4 million, at an annual interest rate of 7.25%. The note is payable in monthly installments and matures in December 2004.

     In 2003 and 2002, Direct Administration, Inc. and Direct Adjusting Company, Inc., two of our subsidiaries, paid an aggregate of approximately $69,460 and $63,000, respectively, to Kerry Taylor for janitorial services. Ms. Taylor is an employee of the company and is the daughter of William C. Adair, Jr., step-daughter of Jacqueline C. Adair and sister of Tammy R. Adair.

     In 2001, several of our subsidiaries sold salvaged vehicles to Frank Millington, the husband of Ms. Tammy R. Adair, for an aggregate amount of approximately $61,000.

     In 2003, 2002 and 2001, two of our insurance subsidiaries paid Mid-South Collision, LLC approximately $0.9 million, $0.8 million, and $0.7 million, respectively, for auto body work. Mid-South Collision is owned by the step-daughter and stepson-in-law of Ms. Tammy Adair.

     Stephen L. Rohde is one of our directors and until December 31, 2003 was the Chief Financial Officer, Vice President and Treasurer of Mutual Service Casualty Insurance Company. During 2002 and 2001, Mutual Service was a policy issuing carrier for business produced through our agency subsidiaries in Kentucky and North Carolina. We paid Mutual Service $0.6 million and $0.8 million in fees in 2002 and 2001, respectively, relating to $20.6 million and $27.7 million, respectively, in premiums written on policies issued by Mutual Service. Additionally, we had contractual reinsurance relationships with Mutual Service pursuant to which we assumed approximately $6.6 million and $8.9 million of premiums in 2002 and 2001, respectively. We ceased producing business for Mutual Service in November 2002; however, we continue to settle our obligations for reinsured losses related to this business.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than ten percent of our equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all such forms they file. Based solely on our review of the forms we have received and on written representations from certain reporting persons that no such forms were required to be filed by them, we believe that for the fiscal year ended December 31, 2003, our executive officers, directors and greater than ten percent beneficial owners were in compliance the Section 16(a) filing requirements on a timely basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     None of our directors who are also our employees receives compensation for serving as directors. Non-employee directors receive $20,000 annually. Non-employee directors who also serve on special or standing committees receive an additional $1,500 annually for each committee on which they serve. The chairman of the Audit Committee receives $5,000 annually. We reimburse all directors for reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with their service as directors.

Compensation of Executive Officers

     The following table sets forth information concerning the total compensation received for services rendered to us during 2002 and 2003 by our Chief Executive Officer and our four other highest paid executive officers (such persons, together with the Chief Executive Officer, are referred to in this proxy statement as the “Named Executive Officers”).

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
				Other Annual		Restricted	Securities	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation		Stock	Underlying	Payouts	Compensation
Position	Year	($)(1)	($)	($)		Awards ($)	Options (#)	($)	($)(2)
William C. Adair, Jr.	2003	368,069	350,000	3,287	(3)	0	300,000	0	5,578	(4)
Chairman, Chief	2002	299,988	400,000	3,709	(3)	0	0	0	3,544	(4)
Executive Officer and President
Jacqueline C. Adair	2003	200,000	150,000	4,143	(3)	0	240,000	0	5,360	(5)
Executive Vice	2002	193,846	175,000	2,740	(3)	0	0	0	3,388	(5)
President and Chief Operating Officer
Tammy R. Adair	2003	200,000	60,000	6,819	(3)	0	90,000	0	6,087	(6)
Executive Vice	2002	61,538	25,000	162	(3)	0	0	0	80	(6)
President
Barry D. Elkins	2003	180,000	60,000	6,687	(3)	0	30,000	0	5,888	(7)
Senior Vice President	2002	175,385	45,000	0		0	0	0	3,382	(7)
and Chief Financial Officer
William J. Harter	2003	165,000	25,000	6,000	(8)	0	18,000	0	5,315	(9)
Senior Vice President	2002	163,462	25,000	5,142	(8)	0	0	0	4,146	(9)

(1)	Salary includes amounts deferred by the employees under our 401(k) plan, except for Ms. Tammy R. Adair in 2002 who had no deferred compensation.

(2)	The amount of matching contributions made on behalf of each named Executive Officer under our 401(k) plan for 2003 may be reduced in order to comply with certain nondiscrimination tests required by the Internal Revenue Code.

(3)	Consists of personal use of company-owned automobiles.

(4)	Consists of $5,100 and $3,154 of matching contributions under our 401(k) plan and $478 and $390 for group life insurance premiums for 2003 and 2002, respectively.

(5)	Consists of $5,100 and $3,154 of matching contributions under our 401(k) plan and $260 and $234 for group life insurance premiums for 2003 and 2002, respectively.

(6)	Consists of $5,827 and $0 of matching contributions under our 401(k) plan and $260 and $80 for group life insurance premiums for 2003 and 2002, respectively.

(7)	Consists of $5,654 and $3,154 of matching contributions under our 401(k) plan and $234 and $228 for group life insurance premiums for 2003 and 2002, respectively.

(8)	Consists of an automobile allowance.

(9)	Consists of $5,100 and $3,933 of matching contributions under our 401(k) plan and $215 and $213 for group life insurance premiums for 2003 and 2002, respectively.

Stock Option Grants in 2003

     The following table sets forth information about options granted to the Named Executive Officers in 2003. The grants described below were made under our 2003 Equity Incentive Plan. During 2003, we granted 924,000 stock options to certain executive officers and employees.

Options Grants During the Year Ended December 31, 2003

					Potential Realizable Value at
	Number of	Percent of			Assumed Rates of Stock Price
	Securities	Total	Exercise		Appreciation for Option Term ($)
	Underlying	Options	or Base
	Options	Granted to	Price	Expiration
Name	Granted (#)	Employees	($/Share)	Date	5%(1)	10%(1)
William C. Adair, Jr.	300,000	32.47%	$21.00	8/11/2013	$3,962,036	$10,040,577
Jacqueline C. Adair	240,000	25.97%	$21.00	8/11/2013	$3,169,629	$8,032,462
Tammy R. Adair	90,000	9.74%	$21.00	8/11/2013	$1,188,611	$3,012,173
Barry D. Elkins	30,000	3.25%	$21.00	8/11/2013	$396,204	$1,004,058
William J. Harter	18,000	1.95%	$21.00	8/11/2013	$237,722	$602,435

(1)	The amounts in these columns are the result of calculations based on the assumption that the market price of our common stock will appreciate in value from the date of grant to the ten-year option term at rates of 5% and 10% per year. The 5% and 10% annual appreciation assumptions are required by the Securities and Exchange Commission; they are not intended to forecast possible future appreciation, if any, of our stock price.

Stock Option Exercises and Values for 2003

     During the year ended December 31, 2003, no Named Executive Officer exercised any stock options. The following table sets forth information with respect to unexercised stock options held by the Named Executive Officers as of December 31, 2003.

Aggregated Option Exercises During the Year
Ended December 31, 2003 and 2003 Year-End Option Values

	Shares
	Acquired		Number of Securities	Value of Unexercised
	On	Value	Underlying Unexercised	In-the-Money Options at
	Exercise	Realized	Options at Year-End	Fiscal Year-End
Name	(#)	($)	Exercisable/Unexercisable(#)	Exercisable/Unexercisable(1)
William C. Adair, Jr.	0	N/A	0/300,000	$0/$3,630,000
Jacqueline C. Adair	0	N/A	0/240,000	$0/$2,904,000
Tammy R. Adair	0	N/A	0/90,000	$0/$1,089,000
Barry D. Elkins	0	N/A	180,000/30,000	$5,707,800/$363,000
William J. Harter	0	N/A	96,000/42,000	$2,917,440/$947,160

(1)	In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $33.10, the closing price of our common stock reported for the Nasdaq National Market on December 31, 2003.

Employment Agreements

     We have entered into employment agreements with each of the Named Executive Officers: William C. Adair, Jr., Jacqueline C. Adair, Tammy R. Adair, Barry D. Elkins and William J. Harter.

     William C. Adair, Jr. Mr. Adair’s employment agreement provides that we will employ him for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Mr. Adair an annual base salary of at least $500,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on his performance, our business and financial condition and operating results achieved.

     We may terminate Mr. Adair’s employment for cause, including (a) failure or refusal to materially perform his duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Mr. Adair may terminate his agreement for good reason, including (a) the assignment of any duties inconsistent with his status as an executive officer; (b) reduction in annual base salary or failure to include him in any stock option or equity-based benefit plan; (c) relocation of his principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. If we terminate his agreement without cause or if he resigns for good reason, he will be entitled to continue receiving his salary and benefits for two years, and all stock options will immediately vest. In addition, in the event Mr. Adair’s employment is terminated in connection with a change in control, we will pay him a severance payment equal to three times his annual base salary and three times his highest bonus paid to him within the preceding three years. Mr. Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.

     Jacqueline C. Adair. Ms. Jacqueline Adair’s employment agreement provides that we will employ her for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Ms. Jacqueline Adair an annual base salary of at least $200,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on her performance, our business and financial condition and operating results achieved.

     We may terminate Ms. Jacqueline Adair’s employment for cause, including (a) failure or refusal to materially perform her duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Ms. Jacqueline Adair may terminate her agreement for good reason, including (a) the assignment of any duties inconsistent with her status as an executive officer; (b) reduction in annual base salary or failure to include her in any stock option or equity-based benefit plan; (c) relocation of her principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. If we terminate her agreement without cause or if she resigns for good reason, she will be entitled to continue receiving her salary and benefits for two years, and all stock options will immediately vest. Ms. Jacqueline Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.

     Tammy R. Adair. Ms. Tammy Adair’s employment agreement provides that we will employ her for a period of five years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Ms. Tammy Adair an annual base salary of at least $200,000, plus a discretionary bonus as may be determined by the Compensation Committee, in its sole discretion, based on her performance, our business and financial condition and operating results achieved.

     We may terminate Ms. Tammy Adair’s employment for cause, including (a) failure or refusal to materially perform her duties under the employment agreement; (b) failure or refusal to follow material lawful directions of the Board; (c) engaging in any misconduct which materially and demonstrably injures us; (d) conviction of any felony; or (e) fraudulent or dishonest conduct. In addition, either party to the employment agreement may terminate the agreement at any time without cause. Ms. Tammy Adair may terminate her agreement for good reason, including (a) the assignment of any duties inconsistent with her status as an executive officer; (b) reduction in annual base salary or failure to include her in any stock option or equity-based benefit plan; (c) relocation of her principal place of employment to a location more than 50 miles away; or (d) any material breach by us of our obligations under the employment agreement. However, if we terminate her agreement other than for cause or if she resigns for good reason, she will be entitled to continue receiving her salary and benefits for two years, and all stock options will immediately vest. Ms. Tammy Adair has agreed not to compete with us or solicit our employees for a period of two years following certain events of termination.

     Barry D. Elkins. Mr. Elkins’ employment agreement provides that we will employ him for a period of three years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Mr. Elkins an annual base salary of at least $190,000 and a discretionary bonus of up to fifty percent of his base salary if so determined by the Board of Directors or Compensation Committee based on our operating results achieved and his contribution toward the attainment of our objectives.

     We may terminate Mr. Elkins’ employment for cause including (a) failure or refusal to materially perform his duties under the employment agreement; (b) failure or refusal to materially comply with instructions of the Chief Executive Officer or any rules or policies with regard to our operations; (c) engaging in any misconduct which materially and demonstrably injures us; (d) engaging in any unlawful conduct in connection with his duties of employment or any acts of dishonesty in connection therewith; or (e) conviction of a felony or of a misdemeanor involving moral turpitude. In addition, we may terminate the agreement at any time without just cause. Mr. Elkins may resign at any time, and he will receive his base compensation through the effective date of his resignation. However, if we terminate his agreement without just cause, he will be entitled to continue receiving his base compensation and health benefits for a period of six months or until the expiration of the original term of the agreement, whichever is earlier. Mr. Elkins has agreed not to compete with us for a period of six months following certain events of termination or until the expiration of the original term of the agreement, whichever is earlier.

     William J. Harter. Mr. Harter’s employment agreement provides that we will employ him for a period of three years commencing on August 15, 2003, the closing date of our initial public offering. We will pay Mr. Harter an annual base salary of at least $165,000, and a discretionary bonus of up to fifty percent of his base salary if so determined by the Board of Directors or Compensation Committee based on our operating results achieved and his contribution toward the attainment of our objectives.

     We may terminate Mr. Harter’s employment for cause including (a) failure or refusal to materially perform his duties under the employment agreement; (b) failure or refusal to materially comply with instructions of the Chief Executive Officer or any of our rules or policies with regard to our operations; (c) engaging in any misconduct which materially and demonstrably injures us; (d) engaging in any unlawful conduct in connection with his duties of employment or any acts of dishonesty in connection therewith; or (e) conviction of a felony or a misdemeanor involving moral turpitude. In addition, we may terminate the agreement at any time without just cause. Mr. Harter may resign at any time, and he will receive his base compensation through the effective date of his resignation. However, if we terminate his agreement without just cause, he will be entitled to continue receiving his base compensation for a period of six months or until the expiration of the original term of the agreement, whichever is earlier. Mr. Harter has agreed not to compete with us for a period of six months following certain events of termination or until the expiration of the original term of the agreement, whichever is earlier.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Our Compensation Committee establishes the compensation arrangements for members of our board of directors and senior management, including the Named Executive Officers. These arrangements include overseeing our equity incentive plans in which officers and directors are eligible to participate and granting stock options or other benefits under such plans. The primary elements of our executive compensation program have historically consisted of a base salary, a cash bonus opportunity and stock options. Base salaries are determined, and have at times been increased, by evaluating the responsibilities of the position held and the experience level and overall performance of the executive. Overall compensation is based on the Compensation Committee’s assessment of prevailing market compensation levels and the degree of success the Company has had in meeting its business objectives, including growth targets and other factors the Compensation Committee may deem relevant.

     Base Salary. The Named Executive Officers’ base salaries are determined based on a number of factors related to the individual executive, including his or her responsibilities, consistent contribution to the achievement of our business objectives, demonstrated leadership skills and overall management effectiveness and length of service. The base salaries are designed to be competitive with those offered in the markets in which we compete for executive talent. Although these and other factors are considered in setting the base salary, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and personal performance of the individual executive.

     Bonus Opportunity. Any cash bonus awarded to members of our senior management is based primarily upon the results of the Company’s or a particular business unit’s operations and is granted solely at the discretion of the Compensation Committee. In determining whether to grant a cash bonus, the Compensation Committee may consider such non-quantifiable qualitative factors as the executive’s participation and leadership in the development of new products and services and the planning and implementation of the Company’s entry into new markets. When granting a cash bonus as a performance incentive reward, the Compensation Committee may consider the executive’s achievement of individual performance goals and objectives. Although the Compensation Committee typically reviews the Company’s results of operations and evaluates individual executives’ performances on an annual basis, the Compensation Committee may, in its discretion, perform one or more such reviews or evaluations at any time during the Company’s fiscal year and accordingly grant such cash bonuses as it deems appropriate.

     Stock Options. Under the terms of the Company’s 2003 Equity Incentive Plan, the Compensation Committee approves all grants of options under the 2003 Equity Incentive Plan, including grants to the Named Executive Officers. We believe stock option grants can promote the Company’s long-term performance by aligning the stock option holder’s economic interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the grantee and his or her past contributions and expected future contributions to the growth and profitability of the Company.

     Compensation of CEO. The basis for our CEO’s compensation for 2003 was related to the same factors that our Compensation Committee considered in establishing the compensation arrangements for the other members of our senior management for the same fiscal year. Comparing our CEO’s 2003 compensation with 2002, his base salary increased 22.7%, while his cash bonus decreased 12.5%. Our CEO’s 2003 cash bonus was equal to 95.1% of his 2003 base salary. (See “Compensation of Directors and Executive Officers – Compensation of Executive Officers.”) In connection with the initial public offering of our common stock in August 2003 (“IPO”), our CEO was granted 300,000 stock options with an exercise price per share equal to the initial IPO offering price per share. These options will vest in equal annual installments over a five-year period from the date of grant. (See “Compensation of Directors and Executive Officers – Stock Option Grants in 2003” and “Stock Option Exercises and Values for 2003.”) Prior to August 2003, our CEO, who founded the Company in 1991, had never been awarded stock options.

     In establishing our CEO’s 2003 compensation arrangements, among other factors, the Compensation Committee evaluated the Company’s overall success throughout 2003 by considering certain quantifiable measures of growth and performance that are derived from our financial statements. For example, the following measures for 2003 were compared with 2002: the Company’s gross revenues increased 29.9%; net income increased 39.0%; and earnings per share increased 19.1% (or 31.0% on a diluted basis). (For the definition and explanation of “gross revenues” as one of the key measurements we use to evaluate our results, please see, in our

2003 Annual Report on Form 10-K, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Measurement of Results” and footnote 3 to the tables provided under “Item 6. Selected Financial Data.”)

     The Compensation Committee also considered other important indications of the Company’s growth and success that occurred during 2003, such as our entering into the Texas market in January, completing the IPO in August, and closing the acquisition of a 42-office agency network in Florida in November. In addition, in evaluating the CEO’s performance and establishing his 2003 compensation arrangements, the Compensation Committee took into account certain qualitative and intangible factors that relate individually to our CEO. For example, such factors include our CEO’s dynamic leadership and vision that have played a significant role in the success of the Company, not only during 2003, but also since the inception of the Company.

     The foregoing has been provided by our Compensation Committee.

Raymond L. Osterhout (Chairman)
Fred H. Medling

Compensation Committee Interlocks and Insider Participation

     Until July 2003, William C. Adair, Jr. served as a member of the Compensation Committee of our board of directors. Also, during 2003, Mr. Adair was, and currently is, our Chief Executive Officer and President. Mr. Adair and certain members of his immediate family engaged in related transactions with us and certain of our subsidiaries as further described in “Certain Relationships and Related Transactions”. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers of such entity served on our board of directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees our financial reporting process on behalf of the board of directors. The Audit Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is included as Appendix A to this proxy statement.

     The Audit Committee discussed with our independent public accountants (see “Report of the Audit Committee – Independent Auditors”) the overall scope and specific plans for their audit, and the adequacy of our internal financial controls. The Audit Committee reviewed and discussed our audited financial statements with management. Management has the primary responsibility for the systems of internal controls and the overall financial reporting process. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue their report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors in the fields of accounting and auditing and they rely, without independent verification, on the information provided to them and on the representations made by management and our independent accountants.

     The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee received the written disclosures and the letter from our independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed the independence of the independent accountants.

     The Audit Committee has considered whether the performance of the non-audit services is compatible with maintaining the principal accountants’ independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

     The foregoing has been provided by the Audit Committee.

Stephen L. Rohde (Chairman)
Fred H. Medling
Raymond L. Osterhout

Independent Auditors

     On April 29, 2003, we appointed Ernst & Young LLP (“Ernst & Young”) to serve as our independent auditors for the fiscal year that ended December 31, 2003. Ernst & Young audited the accounts of the Company and its consolidated subsidiaries and performed other services for the year ended December 31, 2003. We have not selected our independent auditors for the year ending December 31, 2004, but intend to do so at our next regularly scheduled Audit Committee meeting, which currently is set for May 12, 2004. A representative of Ernst & Young is expected to be present at the Meeting and will have the opportunity to make a statement, and will be available to answer questions from shareholders.

Principal Accounting Firm Fees and Services

     Our Audit Committee has designated a subcommittee that may, among other things, grant pre-approvals of audit and permitted non-audit services to be performed by our principal accounting firm, Ernst & Young. The following table sets forth the aggregate fees billed to us by Ernst & Young for the fiscal years ended December 31, 2003 and 2002:

Fees	2003		2002
Audit	$898,323	(1)	$271,000
Audit Related	$6,626		$0
Tax	$0		$0
All Other	$55,000		$52,000

Total	$959,949		$323,000

(1)	Includes $538,323 of fees related to SEC filings including comfort letters, consents and comment letters.

STOCK PERFORMANCE CHART

     Our common stock has been traded on the Nasdaq National Market under the symbol “DRCT” since our initial public offering on August 11, 2003. The initial public offering price of our common stock was $21.00 per share. The following chart compares the percentage change in the cumulative total shareholder return on our common stock based on the closing price of our common stock on the day following our initial public offering ($25.00) through December 31, 2003 ($33.10) with the cumulative total return on the S&P 500 Index and the S&P 500 Property and Casualty Insurance Index during this same period.

Total Return Analysis

	8/12/2003	12/31/2003

Direct General Corporation	$100.00	$132.57
S&P 500 Property & Casualty Insurance Index	$100.00	$113.91
S&P 500 Index	$100.00	$112.76

Source:	CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

ELECTION OF DIRECTORS

     The primary purpose of the Meeting is to elect William C. Adair, Jr. to serve as a director until the 2007 Annual Meeting of Shareholders. Information concerning Mr. Adair is set forth under the caption “Management – Directors and Executive Officers.”

     The board of directors is divided into three classes with the members of each class serving for staggered three-year terms. The board of directors is comprised of five directors with one director continuing in office until the Meeting, two directors continuing in office until the 2005 Annual Meeting of Shareholders and two directors continuing in office until the 2006 Annual Meeting of Shareholders. If the nominee presented for election at the Meeting is elected by the shareholders, we will have two directors continuing in office until the 2005 Annual Meeting of Shareholders, two directors continuing in office until the 2006 Annual Meeting of Shareholders and one director continuing in office until the 2007 Annual Meeting of Shareholders. (See “Management – Directors and Executive Officers.”)

     Nominees for election to the board of directors are considered and recommended by the Nominating and Corporate Governance Committee of the board of directors. (See “Committees of the Board of Directors.”) The full board of directors considers the recommendations of the Nominating and Corporate Governance Committee and recommends the nominees to the shareholders. The nominee for election to the board of directors is William C. Adair, Jr.

     The shares represented by the proxies solicited hereby will be voted in favor of the election of Mr. Adair unless authorization to do so is withheld in the proxy. If the nominee should be unavailable to serve as a director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast the votes they hold by proxy for the election of such other person as the board of directors may designate.

Vote Required and Board Recommendation

     A plurality of votes cast is required to elect directors. Our board of directors recommends a vote FOR the nominee listed above.

SHAREHOLDER PROPOSALS

     For a shareholder proposal to be presented at the next annual meeting, it must be received by us at our principal executive offices not later than December 7, 2004, in order to be included in the proxy statement and proxy card for the 2005 annual meeting. Any such proposal should be addressed to our Secretary and delivered or mailed to our principal executive offices at 1281 Murfreesboro Road, Nashville, Tennessee 37217. Any shareholder proposal intended to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing by February 21, 2005, or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting.

OTHER BUSINESS

     We have no reason to believe that any other business will be presented at this Meeting; however, if any other business requiring shareholder action should properly and lawfully come before the Meeting, the proxies will vote on such matters in accordance with their best judgment.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

     To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the Securities and Exchange Commission’s new “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share the same address, unless otherwise requested. Any record shareholder, who shares an address with another record shareholder and who has received only one set of proxy materials, may receive a separate copy of these materials, without charge, upon written request addressed to Secretary, Direct General Corporation, 1281 Murfreesboro Road, Nashville, Tennessee 37217.

By Order of the Board of Directors,

Ronald F. Wilson
Secretary

April 9, 2004

Appendix A

DIRECT GENERAL CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) of Direct General Corporation (the “Company”) in monitoring and overseeing (1) the integrity of the Company’s financial statements and related disclosures, (2) the qualifications, independence, and performance of the Company’s independent auditor, (3) the performance of the Company’s internal auditing function, and (4) the Company’s compliance with applicable legal and regulatory requirements and its business conduct policies.

Composition and Qualifications

The Audit Committee shall consist of at least three (3) members. The members of the Audit Committee shall be appointed and may be replaced by the Board.

The members of the Audit Committee shall meet the independence, experience, and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and regulations of the Securities and Exchange Commission (the “Commission”), and the rules of the Nasdaq Stock Market. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the independent auditor, and the head of the internal auditing department in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s independent auditor or outside counsel to attend any meeting of the Audit Committee or to meet with any of its members or advisors. The Audit Committee shall make regular reports of its meetings to the Board.

Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The independent auditor shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for authorization of the compensation and oversight of the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

The Audit Committee shall preapprove all audit services (including, for example, comfort letters in connection with underwriting securities or statutory audits for insurance companies for purposes of State law) and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the exception for de minimis non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01(c)(7)(i)(C) of Regulation S-X which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that the decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent that it deems necessary or appropriate to carry out its duties, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for the payment of compensation to any accounting firm or independent legal counsel engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee.

In addition, the Audit Committee, to the extent that it deems necessary or appropriate, shall:

Oversight of Financial Statements and Related Disclosures

1.	Prior to the filing of the Company’s quarterly report on Form 10-Q, review and discuss with management and the independent auditor any required disclosure of non-audit services provided by the independent auditor, the Company’s quarterly financial statements (including the results of the independent auditor’s review of the financial statements) and the Company’s disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the quarterly report.

2.	Prior to the commencement of the audit of the Company’s annual financial statements, review and discuss with management and the independent auditor the scope, schedule, and staffing of the audit.

3.	Prior to the filing of the Company’s annual report on Form 10-K, review and discuss with management and the independent auditor the Company’s audited annual financial statements (including the results of the independent auditor’s audit of the financial statements) and the Company’s disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the annual report, and recommend to the Board whether the audited annual financial statements should be included in the annual report.

4.	Discuss with the independent auditor all matters required to be communicated to the Audit Committee under generally accepted auditing standards, including the judgments of the independent auditor with respect to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the financial statements.

5.	Discuss with management and the independent auditor the significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of material internal control deficiencies or weaknesses.

6.	Review and discuss with management and the independent auditor the reports from the independent auditor covering:

(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

(c)	other material written communications between the independent auditor and management, including any engagement letter, independence letter, management representation letter, schedule of unadjusted audit differences, listing of adjustments and reclassifications not recorded, management letter, and report on observations and recommendations on internal controls.

7.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties with management encountered in performing the audit (such as restrictions on the scope of the independent auditor’s activities or on its access to requested information) and any significant disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

8.	Discuss with the independent auditor any material communications between the audit engagement team and the independent auditor’s national office regarding auditing or accounting issues presented by the engagement.

9.	Discuss with management the Company’s disclosure controls and procedures and its internal controls and procedures for financial reporting, including the conclusions of the Company’s chief executive officer and chief financial officer regarding the effectiveness of both sets of controls and procedures reached as part of their certification process for the quarterly report on Form 10-Q and the annual report on Form 10-K.

10.	Discuss with management (a) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls and procedures for financial reporting and (b) any fraud (whether or not material) that involves management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting, in each case as disclosed to the Audit Committee by the Company’s chief executive officer and chief financial officer as part of their certification process for the quarterly report on Form 10-Q and the annual report on Form 10-K.

11.	Discuss with management in advance the Company’s earnings press releases and earnings guidance. Discuss with management other financial information that the Company provides to securities analysts, credit rating agencies, and others. The Audit Committee need not discuss in advance each instance in which the Company provides such other financial information; instead, the discussion may take the form of a general discussion of the types of information to be disclosed and the types of presentations to be made.

12.	Discuss with management the Company’s disclosure or release of non-GAAP financial measures commonly referred to as “pro forma” or “adjusted” financial information. The Audit Committee need not discuss in advance each instance in which the Company discloses or releases non-GAAP financial measures; rather, the discussion may take the form of a general discussion of the Company’s use of non-GAAP financial measures in its disclosures and releases.

13.	Discuss with management and the independent auditor the effect of material off-balance sheet arrangements on the Company’s financial statements.

14.	Discuss with management and the independent auditor the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and guidelines.

15.	Discuss with management and the independent auditor any accounting or other regulatory initiatives, correspondence with governmental or other regulatory agencies, and published reports that raise issues that may have a material effect on the Company’s financial statements.

Oversight of Relationship with Independent Auditor

16.	Obtain and review a report from the independent auditor regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, (c) any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor, (d) any steps taken to deal with any issues described in the two preceding clauses, and (e) all relationships between the independent auditor and the Company.

17.	Inquire as to the independence of the independent auditor; obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or non-audit services that may impact the objectivity and independence of the independent auditor; and otherwise take such actions as are appropriate to oversee the independence of the independent auditor.

18.	Evaluate the qualifications, performance, and independence of the independent auditor, including considering whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence. In making this evaluation, the Audit Committee shall take into account the opinions of management and the internal auditing staff. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

19.	Review and evaluate the lead partner on the independent auditor’s audit engagement team.

20.	Ensure that the lead, concurring, and other audit partners are rotated off the independent auditor’s audit engagement team as necessary to assure the independence of the independent auditor.

21.	Recommend to the Board a policy for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company to assure the independence of the independent auditor.

22.	Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditor on a regular basis.

Oversight of Internal Auditing Function

23.	Review and discuss with management, the independent auditor, and the head of the internal auditing department the scope of the internal audits and the personnel on the internal auditing staff.

24.	Review the appointment and replacement of the head of the internal auditing department.

25.	Review the reports to management prepared by the internal auditing staff and management’s responses to such reports.

Oversight of Compliance with Legal Requirements and Business Conduct Policies

26.	Discuss with the Company’s General Counsel (a) any legal matter that may have a material effect on the Company’s financial statements, (b) any instance of material non-compliance with applicable legal requirements, and (c) any instance of material non-compliance with the Company’s business conduct policies.

27.	Obtain from the independent auditor its assurance that Section 10A(b) of the Exchange Act has not been implicated.

28.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of their concerns regarding questionable accounting or auditing matters.

29.	Review and approve all related party transactions, regardless of the dollar amount thereof, as contemplated in Item 404(a) of Regulation S-K.

Miscellaneous Responsibilities

30.	Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

31.	Investigate, with the assistance of any advisors that it deems appropriate, any matter brought to its attention that is within the scope of the Audit Committee’s authority and responsibilities.

32.	Review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

Limitation of Audit Committee’s Role

While the Audit Committee has the authority, powers, and responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable legal, accounting, and other requirements. These are the responsibilities of the Company’s management and the independent auditor.

DIRECT GENERAL CORPORATION
1281 Murfreesboro Road
Nashville, Tennessee 37217

Proxy Solicitation for on behalf of the Board of Directors of the Company for the 2004 Annual Meeting of Shareholders to be held on May 12, 2004

     The undersigned hereby appoints William C. Adair, Jr., Barry D. Elkins and Ronald F. Wilson and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of Direct General Corporation, which the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders to be held on May 12, 2004, and at any adjournment thereof, upon the items described in the Notice of Annual Meeting of Shareholders and Proxy Statement mailed to Shareholders on or about April 9, 2004 and upon any other business that may properly come before the 2004 Annual Meeting of Shareholders or any adjournment thereof. The undersigned hereby acknowledges prior receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

     The shares of common stock represented by this proxy will be voted as directed, or if directions are not indicated, will be voted FOR the election as director of the person whose name is listed on this proxy, in the manner described in the Proxy Statement accompanying this Proxy Card. This Proxy is revocable any time prior to its use. The Board of Directors recommends a vote FOR all proposals.

(continued and to be signed on other side)

DIRECT GENERAL CORPORATION

1.	The election of one (1) director to hold office until the 2007 Annual Meeting of Shareholders.

     NOMINEE:

            Class I: Until 2007 Annual Meeting of Shareholders:

                              William C. Adair, Jr.

            ☐ VOTE FOR the nominee listed above.                    ☐ VOTE WITHHELD from the nominee listed above.

Attendance:

            ☐ I intend to attend in person the Company’s 2004 Annual Meeting of Shareholders to be held in Nashville, Tennessee.

Signature

Date

Signature

Date

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual Meeting on May 12, 2004. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

NOTE: Your signature should match exactly the name printed on this proxy. Officers of corporations, partners, trustees and other fiduciaries should indicate the capacity in which they are signing this proxy. When shares are held in the names of more than one person, each person should sign the proxy.